Exhibit 3.1

AMENDMENT NO. 9 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
March 9, 2015
This Amendment No. 9 (this “Amendment No. 9”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated April 15, 2013, Amendment No. 4 thereto dated April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014 and Amendment No. 8 thereto dated as of August 29, 2014 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of March 9, 2015, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement, or (iii) pursuant to Section 13.1(j) of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 of the Partnership Agreement; and
WHEREAS, in connection with the transactions contemplated by the Exchange and Repurchase Agreement dated as of December 23, 2014 by and among the Partnership, ETE Common Holdings, LLC, a Delaware limited liability company (“ETE Holdings”), and Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), the Partnership has agreed (i) to authorize for issuance and to issue additional Class H Units and, in connection therewith, to modify the terms of the Class H Units, including increasing the SXL GP Percentage and the SXL IDRs Percentage from 50.05% to 90.05% for quarterly periods commencing after December 31, 2014, and (ii) to authorize for issuance and to issue limited partner interests designated as Class I Units having the rights, preferences and privileges set forth in this Amendment No. 9; and

WHEREAS, the General Partner has previously authorized the issuance of a class of Partnership Securities designated as “Class H Units” established pursuant to Amendment No. 5 to the Partnership Agreement; and
WHEREAS, the General Partner has determined that the authorization of issuance of the new class of Partnership Securities to be designated as “Class I Units” provided for in this Amendment No. 9 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and
WHEREAS, the General Partner has determined, (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Unitholders in any material respect, (ii) pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization of the issuance of additional Class H Units and the Class I Units, and (iii) pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable to reflect, account for and deal with appropriately the investment by the Partnership in any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership; and
WHEREAS, ETE Holdings, as the holder of all of the Outstanding Class H Units, has consented to the modification of the terms of the Class H Units set forth in this Amendment No. 9; and
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)    Section 1.1 of the Partnership Agreement is hereby amended to add or to amend and restate the following definitions in the appropriate alphabetical order:
(i)    “Class I Units” means a limited partner Partnership Interest which shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Class I Units.
(ii)    “Exchange and Repurchase Agreement” means that certain Exchange and Repurchase Agreement, by and among the Partnership, ETE Holdings and Energy Transfer Equity, L.P., dated as of December 23, 2014.
(iii)    “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to its General Partner Interest, the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common Units, the product of (i) 100% less the percentages applicable to paragraphs (a) and (c) multiplied by (ii) the quotient of the number of Common Units held by such Unitholder or

Assignee divided by the total number of all Outstanding Common Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class H Unit and a Class I Unit shall at all times be zero.
(iv)    “SXL GP Percentage” means (A) for any distribution with respect to a Quarter ended on or before December 31, 2014, 50.05% and (B) for any distribution with respect to a Quarter ending after December 31, 2014, 90.05%, in each case unless reduced pursuant to Section 5.12(b)(iv).
(v)    “SXL IDRs Percentage” means (A) for any distribution with respect to a Quarter ended on or before December 31, 2014, 50.05% and (B) for any distribution with respect to a Quarter ending after December 31, 2014, 90.05%.
(vi)    “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units, Class E Units and Class G Units, but shall not include (w) the general partner interest in the Partnership, (x) the Incentive Distribution Rights, (y) the Class H Units or (z) the Class I Units.
(b)    Section 5.12(a) of the Partnership Agreement is hereby amended and restated as follows:
“5.12    Establishment of Class H Units.
(a)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class H Units” and consisting of a total of 81,001,069 Class H Units. The Class H Units have been or shall be issued as follows: (i) 50,160,000 Class H Units have been issued to ETE Holdings in exchange for 50,160,000 Common Units owned by ETE Holdings and outstanding at the time of such exchange and certain cash consideration paid in accordance with the Exchange and Redemption Agreement, and (ii) (a) 5,226,967 Class H Units shall be issued to ETE Holdings in exchange for 5,226,967 Common Units owned by ETE Holdings and currently outstanding, and (b) 25,614,102 Class H Units shall be issued to ETE in exchange for 25,614,102 Common Units owned by ETE and currently outstanding, and certain other consideration to be paid in accordance with the Exchange and Repurchase Agreement, and in each of (i) and (ii) and in accordance with the agreements described therein, the repurchased Common Units have been or shall be cancelled upon their repurchase and the issuance of the applicable Class H Units. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class H Units in the future.
(c)    Section 5.12(b)(i) of the Partnership Agreement is hereby amended and restated as follows:
(i)    Initial Capital Account. The initial capital account with respect to each Class H Unit will be equal to the capital account of the Common Unit for which such Class H Unit was exchanged pursuant to the Exchange and Redemption Agreement or the Exchange and

Repurchase Agreement, as applicable, plus, in the case of any Common Unit exchanged pursuant to the Exchange and Repurchase Agreement, the value of any additional property other than cash contributed to the Partnership pursuant thereto.
(d)    Section 5.12(b)(ii)(C) of the Partnership Agreement is hereby amended and restated as follows:
(C)    For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii)(B), the holders of the Class H Units shall be allocated, pro rata in proportion to the number of Class H Units of each such holder gross income or gain until the aggregate amount of such items allocated to the holders of the Class H Units pursuant to this Section 5.12(b)(ii)(C) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class H Units pursuant to Section 5.12(b)(iii)(B)(3).
(e)    Section 5.12(b)(iii) of the Partnership Agreement is hereby amended and restated as follows:
(iii)    Distributions.
(A)    The holders of the Class H Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.12(b)(iii)(B) and, consistent with the fact that the Class H Units are not Units and the holders of the Class H Units are not Unitholders and have no Percentage Interests with respect to their Class H Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.
(B)    Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Section 5.13(b)(iii)(B), Section 6.4 or Section 6.5, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter that is deemed to be either Operating Surplus or Capital Surplus and that would otherwise be distributed pursuant to Section 5.13(b)(iii)(B), Section 6.4 or Section 6.5 will first be distributed to the holders of the Class H Units, pro rata in proportion to the number of Class H Units of each such holder, as follows:
(1)    first, an amount equal to the excess, if any, of (a) the SXL GP Percentage of all amounts currently or previously distributed, in each case on or after March 9, 2015, to the Partnership by Sunoco Partners LLC with respect to the SXL GP Interest (including any proceeds attributable to the sale of the SXL GP Interest) over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(1);

(2)    second, an amount equal to the excess, if any, of (a) the SXL IDRs Percentage of all amounts currently or previously distributed, in each case on or after March 9, 2015, to the Partnership by Sunoco Partners LLC with respect to the SXL IDRs (including any proceeds attributable to the sale of the SXL IDRs), over (b) the cumulative amount of Available Cash previously distributed to the holders of Class H Units pursuant to this Section 5.12(b)(iii)(B)(2); and
(3)    third, an amount equal to the excess, if any, of (a) the amount set forth below under the column entitled “Distribution Amount” with respect to each completed Quarter specified below; provided, however, (i) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before December 31, 2014 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) exceeds the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be increased by the amount of such excess for such Quarter and (ii) in the event that, for any Quarter commencing on or after June 30, 2013 and ending on or before December 31, 2014 as to which the amount of distributions relating to the Incentive Distribution Rights relinquished as a result of Section 6.4(d) is less than the amount specified in the column below entitled “Adjustment Amount,” then the amount of the distribution specified below under the caption “Distribution Amount” shall be reduced by the amount of such deficiency for such Quarter over (b) the cumulative amount of Available Cash previously distributed to the holders of the Class H Units pursuant to this Section 5.12(b)(iii)(B)(3).

Quarter Ending	Distribution Amount	Adjustment Amount
September 30, 2013	$35,000,000	$24,000,000
December 31, 2013	$35,000,000	$24,000,000
March 31, 2014	$29,000,000	$24,250,000
June 30, 2014	$29,000,000	$24,250,000
September 30, 2014	$29,000,000	$24,250,000
December 31, 2014	$29,000,000	$24,250,000

(C)    Available Cash remaining after making the distributions required pursuant to Section 5.12(b)(iii)(B) will be distributed as set forth in Section 5.13(b)(iii)(B), Section 6.4 and Section 6.5.

(f)    Article V of the Partnership Agreement is hereby amended by adding a new Section 5.13 at the end thereof as follows:
“5.13    Establishment of Class I Units.
(a)    General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class I Units” and initially consisting of a total of 100 Class I Units. The initial Class I Units shall be issued to ETE in connection with the consummation of the Exchange and Repurchase Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class I Units in the future.
(b)    Rights of Class I Units. The Class I Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)    Initial Capital Account. The initial capital account with respect to each Class I Unit will be equal to the cash consideration contributed by ETE pursuant to the Exchange and Repurchase Agreement.
(ii)    Allocations.
(A)    The Class I Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b), (iii) Net Termination Gain or Net Termination Loss allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in this Section 5.13(b)(ii), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in this Section 5.13(b)(ii)) shall be made consistent with the fact that the Class I Units are not Units and the holders of the Class I Units are not Unitholders and have no Percentage Interests with respect to their Class I Units.
(B)    For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.12(b)(ii)(C), the holders of the Class I Units shall be allocated, pro rata in proportion to the number of Class I Units of each such holder, gross income or gain until the aggregate amount of such items allocated to the holders of the Class I Units pursuant to this Section 5.13(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class I Units pursuant to Section 5.13(b)(iii)(B).
(C)    For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), and after making the allocations provided for in Section 5.13(b)(ii)(B), the holders of the Class I Units shall be allocated, pro rata in proportion to the number of

Class I Units of each such holder, depreciation, amortization, depletion or any other form of cost recovery equal to the cash consideration contributed by ETE pursuant to the Exchange and Repurchase Agreement. The allocation of items pursuant to this Section 5.13(b)(ii)(C) shall be made proportionately over a period of ten years beginning on March 9, 2015.
(iii)    Distributions.
(A)    The holders of the Class I Units shall be entitled to receive distributions of Available Cash only to the extent set forth in Section 5.13(b)(iii)(B) and, consistent with the fact that the Class I Units are not Units and the holders of the Class I Units are not Unitholders and have no Percentage Interests with respect to their Class I Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.
(B)    Prior to making any distributions of Available Cash with respect to any Quarter pursuant to Sections 6.4 or 6.5, subject to Section 17-607 of the Delaware Act, Available Cash with respect to any Quarter that is deemed to be either Operating Surplus or Capital Surplus and that would otherwise be distributed pursuant to Sections 6.4 or 6.5 will first be distributed to the holders of the Class H Units in accordance with Section 5.12(b)(iii)(B) and then be distributed to the holders of the Class I Units, pro rata in proportion to the number of Class I Units of each such holder, in an amount equal to the excess, if any, of (a) (x) the amount set forth below under the column entitled “Distribution Amount” with respect to the completed Quarter specified below plus (y) the aggregate amounts set forth below under the column entitled “Distribution Amount” with respect to each previously completed Quarter over (b) the cumulative amount of Available Cash previously distributed to the holders of the Class I Units pursuant to this Section 5.13(b)(iii)(B). The General Partner shall have the right from time to time in its sole discretion, without the approval of any Partner or Assignee except as provided in Section 5.13(b)(iv), to amend the table below to modify, change, add or subtract any amounts or time periods in such table; provided that any amendment that would increase the amounts distributable to the holders of the Class I Units shall require Special Approval.

Quarter Ending	Distribution Amount
March 31, 2015	$32,500,000
June 30, 2015	$32,500,000
September 30, 2015	$14,500,000
December 31, 2015	$14,500,000
March 31, 2016	$2,000,000
June 30, 2016	$2,000,000
September 30, 2016	$2,000,000
December 31, 2016	$2,000,000

(C)    Available Cash remaining after making the distributions required pursuant to Section 5.13(b)(iii)(B) will be distributed as set forth in Sections 6.4 and 6.5.
(iv)    Voting Rights. Except as set forth in this Section 5.13(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class I Units a vote as a class on any matter, the Class I Units shall not have any voting rights. With respect to any matter on which the Class I Units are entitled to vote, each Class I Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class I Units then Outstanding, (1) amend, alter, modify or change this Section 5.13 (or vote or consent or resolve to take such action), including modify the amounts set forth in the table in Section 5.13(b)(iii)(B) or (2) except for the issuance of additional Class H Units pursuant to Section 5.6 and Section 5.12(a), authorize the issuance of any class or series of Partnership Securities with distribution rights prior to the Liquidation Date that are senior to or on a parity with the Class I Units.
(v)    Redemption and Conversion Rights. The Class I Units will be perpetual and shall not have any rights of redemption or conversion.
(vi)    Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class I Units shall not be evidenced by certificates. Any certificates relating to the Class I Units that may be issued will be in such form as the General Partner may approve. The Class I Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to and as if the Class I Units were Units in the Partnership.
(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class I Units.”

Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment No. 9 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 9 has been executed as of the date first above written.
GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C., its general partner

By: /s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer